Exhibit 99.1

MATRIX SERVICE REPORTS REVENUES RISE 29.6% AND FULLY DILUTED

EARNINGS PER SHARE CLIMBS 34.2% IN FISCAL 2003, ENDED MAY 31

Full Year 2003 Highlights:

•	Revenue climbs to $288.4 million from $222.5 million for fiscal 2002
•	Fully diluted EPS rises to $0.98 in the fiscal year from $0.73 in fiscal 2002

Fourth Quarter 2003 Highlights:

•	Revenue is $123.9 million, up 88.4% from same quarter a year ago
•	Fully diluted EPS rises 95.5% to $0. 43 from $0.22 for the fourth quarter of fiscal 2002

TULSA, OK – August 7, 2003 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported total revenues for the fourth quarter, ended May 31, 2003, rose 88.4% to $123.9 million from $65.8 million recorded in the fourth quarter a year ago.

Net income for the fourth quarter of fiscal 2003 was $3.7 million, or $0.43 per fully diluted share, up from $1.9 million, or $0.22 per fully diluted share, in the fourth quarter a year ago. Gross margins on a consolidated basis were 9.8% versus the 11.9% reported in the same quarter a year ago with the decline due to lower margins in both Construction Services and Repair and Maintenance Services. Revenues and net income for the fourth quarter of fiscal 2003 were positively effected by the inclusion of the results of the Hake Group of Companies, which was purchased by Matrix on March 7, 2003. Included in fourth quarter fiscal 2003 results was a one-time insurance settlement of $1.0 million from a recovery under Matrix’s environmental insurance policy of expenditures made to remediate previously owned properties in Newnan, Georgia. In addition, there were one-time charges of approximately $.5 million related to the integration of the Hake Group of Companies. These two items netted together increased fully diluted earnings per share in the fourth quarter of fiscal 2003 by $0.04.

Revenues for the Construction Services segment rose to $84.6 million in the fourth quarter from $37.5 million in the fourth quarter of fiscal 2002, owing to the inclusion of the Hake capital work since the acquisition closed on March 7, 2003 and continued strong project work from our west coast operations, offset somewhat by slower tank construction activity. Construction Services’ gross margins decreased from 11.5% to 9.9% from the fourth quarter last year versus the fourth quarter of this year primarily due to lower margin construction work performed by the Hake Group of Companies.

Revenues from the Repair and Maintenance segment climbed to $39.3 million from $28.3 million, entirely owing to the inclusion of Hake repair and maintenance activities. Refinery turnarounds as well as tank repair and maintenance were down in the fourth quarter of this year versus the fourth quarter of last year. Gross margins in the Repair and Maintenance segment decreased from 12.4% in the fourth quarter last year to 9.7% in the fourth quarter this year due to a lower volume of refinery turnarounds and tank repair and maintenance work.

Brad Vetal, president and CEO of Matrix Service, said, “I’m pleased with our overall results, particularly in Construction Services, which more than compensated for the slowness in Repair and Maintenance Services.”

“We should continue to see improved profitability in the coming quarters as a result of the acquisition of the Hake Group of Companies and a pick up in repair and maintenance activities. Based on the near-term demand and our current visibility, our guidance for fiscal 2004 remains unchanged at $1.50 to $1.65 per fully diluted earnings per share.”

For the twelve months ending May 31, Matrix Service reported that consolidated revenues advanced 29.6% to $288.4 million from $222.5 million last year.

Net income for the year climbed 39.1% to $8.2 million, or $0.98 per fully diluted share, from $5.9 million, or $0.73 per fully diluted share for 2002. Consolidated gross margins declined from 11.4% to 11.2%, as gross margin improvements in Construction Services were more than offset by a decline in Repair and Maintenance Services.

Revenues for the Construction Services segment rose to $171.0 million for the fiscal year from $116.0 million for fiscal year 2002, an increase of $55.0 million or 47.4%. The increase was primarily due to the inclusion of Hake results and significant growth in our construction work on the west coast. New tank construction declined year over year. Gross margins for the Construction Services segment widened to 11.3% from 9.4% in fiscal year 2002, owing to higher margin projects and increased volume in our west coast construction group and the absence of two major power projects that lost money in fiscal 2002.

Revenues in the Repair and Maintenance segment advanced to $117.4 million in fiscal 2003 from $106.5 million in fiscal 2002, a gain of $10.9 million, or 10.2%, due to the inclusion of Hake revenues since the acquisition as refinery turnaround activity was down year over year. Gross margins declined from 13.5% in fiscal 2002 to 11.0% in fiscal 2003 due to a weak repair and maintenance environment particularly for refinery turnarounds. In addition, Matrix absorbed approximately $.6 million of start up costs relative to its new offices in Illinois, Utah and South Carolina.

In conjunction with the earnings release, Matrix Service will host a conference call with Brad Vetal, president and CEO, and Michael Hall, vice president and chief financial officer. The call will take place today at 11:00 am (EST)/10:00 am (CST) and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains certain forward-looking statements including statements preceded or modified by the words “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission, many of which are beyond the control of the Company, and any one of which, or a combination of which, could materially affect the results of the Company’s operations.

For More Information:	Investors:
Michael J. Hall	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co. Communications
918/838-8822	212/888-0044
mhall@matrixservice.com	tnguyen@sternco.com

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(TABLES TO FOLLOW)

Matrix Service Company

Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002
Revenues	$123,905	$65,775	$288,418	$222,506
Cost of revenues	112,375	57,947	256,808	197,248
Equity earnings	644	—	644	—

Gross profit	12,174	7,828	32,254	25,258
Selling, general and administrative expenses	6,798	4,763	20,448	16,004
Goodwill amortization	—	87	—	341
Restructuring, impairment and abandonment	(1,114)	25	(1,282)	(45)

Operating income	6,490	2,953	13,088	8,958
Other income (expense):
Interest expense	(780)	(78)	(990)	(255)
Interest income	40	1	55	37
Other	56	100	737	748

Income before income tax expense	5,806	2,976	12,890	9,488
Provision for federal, state and foreign income tax expense	2,156	1,124	4,712	3,607

Net income	$3,650	$1,852	$8,178	$5,881

Earnings per share of common stock:
Basic	$0.46	$0.24	$1.03	$0.76
Diluted	$0.43	$0.22	$0.98	$0.73
Weighted average number of common shares:
Basic	8,015,016	7,813,074	7,920,438	7,718,688
Diluted	8,522,923	8,280,068	8,355,019	8,104,957

Matrix Service Company

Annual Results of Operations

($ Amounts in millions)

	Construction Services	Repair & Maintenance Services	Other	Consolidated Total
Three Months Ended May 31, 2003
Consolidated revenues	84.6	39.3	—	123.9
Gross profit (loss)	8.4	3.8	—	12.2
Operating income (loss)	4.4	1.5	.6	6.5
Income (loss) before income tax expense	4.0	1.2	.6	5.8
Net income (loss)	2.6	.7	.4	3.7

Capital expenditures	2.0	1.4	—	3.4
Depreciation and amortization expense	0.9	0.6	—	1.5

Three Months Ended May 31, 2002
Consolidated revenues	37.5	28.3	—	65.8
Gross profit (loss)	4.3	3.5	—	7.8
Operating income (loss)	1.7	1.3	—	3.0
Income (loss) before income tax expense	1.7	1.3	—	3.0
Net income (loss)	1.1	.8	—	1.9

Capital expenditures	2.4	1.9	—	4.3
Depreciation and amortization expense	0.7	0.6	—	1.3

Twelve Months Ended May 31, 2003
Consolidated revenues	171.0	117.4	—	288.4
Gross profit (loss)	19.4	12.9	—	32.3
Operating income (loss)	7.9	4.4	.8	13.1
Income (loss) before income tax expense	7.8	4.3	.8	12.9
Net income (loss)	5.1	2.6	.5	8.2

Capital expenditures	9.7	6.4	—	16.1
Depreciation and amortization expense	2.9	2.4	—	5.3

Twelve Months Ended May 31, 2002
Consolidated revenues	116.0	106.5	—	222.5
Gross profit (loss)	10.9	14.4	—	25.3
Operating income (loss)	2.5	6.5	—	9.0
Income (loss) before income tax expense	3.0	6.5	—	9.5
Net income (loss)	1.9	4.0	—	5.9

Capital expenditures	8.5	7.9	—	16.4
Depreciation and amortization expense	2.6	2.4	—	5.0